Exhibit 16.1

[UHY Mann Frankfort Stein & Lipp Letterhead]

August 17, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Cheniere Energy, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Cheniere Energy, Inc. dated August 17, 2006. We are in agreement with the statements concerning our Firm contained therein.


Very truly yours,

UHY Mann Frankfort Stein & Lipp CPAs, LLP